Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

FOR IMMEDIATE RELEASE

BOARD OF DIRECTORS OF CASUAL MALE RETAIL GROUP, INC.

APPROVES AMENDMENT TO RIGHTS PLAN TO PRESERVE VALUE OF TAX BENEFITS

FOR ALL STOCKHOLDERS

Canton, MA (June 29, 2009) — Casual Male Retail Group, Inc. (NASDAQ: CMRG) (the “Company”) announced today that its board of directors has approved an amendment to its existing rights plan (which is sometimes referred to as a “poison pill”). The amendment, which will be effective until the earlier of (i) the date immediately following the date of the Company’s upcoming annual meeting of stockholders and (ii) August 31, 2009, reduces the beneficial ownership threshold under the rights plan from 15% of the Company’s common stock to 5% of the Company’s stock (including for these purposes options, warrants, other rights to acquire stock, or securities convertible or exchangeable into stock) and otherwise expands the definition of “Acquiring Person” to include persons or groups that would be considered “5-percent shareholders” under section 382 of the Internal Revenue Code (the “Code”) and the Treasury Regulations thereunder. The rights plan amendment exempts stockholders whose current beneficial ownership of the Company’s stock exceeds 5% percent so long as they do not acquire additional stock following the opening of business on June 29, 2009.

The amendment to the rights plan is intended to help preserve and maximize the long-term value of the Company’s net operating loss carryforwards (“NOLs”) and related tax benefits. The Company’s ability to use its NOLs could be substantially reduced if the Company experiences an “ownership change,” as defined under Section 382 of the Code. The calculation of an “ownership change” under the Code is based on changes in ownership of “5-percent shareholders” that collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over a rolling three-year period.

The rights plan amendment does not ensure that the Company’s NOLs will be protected from an ownership change as defined in the tax laws, and there can be no assurance that such an ownership change will not occur. The Company’s board of directors may in the future take other actions, consistent with its fiduciary duties, including action to further amend, extend or terminate the current terms of the amended rights plan.

Additional information regarding the rights plan and the amendment thereto will be contained in a Current Report on Form 8–K and in an amendment to a Registration Statement on Form 8–A that the Company is filing with the Securities and Exchange Commission (“SEC”). These filings will be available on the SEC’s Web site at www.sec.gov.

Casual Male Retail Group, Inc. together with our subsidiaries is the largest specialty retailer of big & tall men’s apparel with retail operations throughout the United States, Canada and London, England. We operate 466 Casual Male XL retail and outlet stores, 27 Rochester Big & Tall stores and a direct to consumer business, which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Select Market under the symbol “CMRG.”

Forward-Looking Statements

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: whether on or before the earlier of (i) the date immediately following the date of the Company’s upcoming annual meeting of stockholders and (ii) August 31,2009 (a) a person or group acquires 5% or more of the Company’s stock or commences a tender offer, (b) the Company is acquired in a merger or other business combination transaction after a person has acquired 5% or more of the Company’s stock and (c) the Rights are redeemed by the Company. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

# # #